Exhibit 4.1

AURICO GOLD INC.

DIVIDEND REINVESTMENT PLAN

JUNE 10, 2013

IMPORTANT NOTICE

As a holder of common shares of AuRico Gold Inc., you should read this document carefully before making any decision regarding the Dividend Reinvestment Plan.

If you are a United States resident and a holder of common shares of AuRico Gold Inc. and have received this document, please see the prospectus relating to the Dividend Reinvestment Plan, including the United States federal income tax considerations and risk factors included therein and the documents incorporated by reference therein, which forms part of the Registration Statement on Form F-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2013. The Registration Statement and our U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.

AURICO GOLD INC.

Dividend Reinvestment Plan

1	Purpose

The Plan (as defined herein) permits holders of Common Shares (as defined herein) to automatically reinvest all cash dividends paid on their Common Shares in additional Common Shares. Common Shares distributed under the Plan will, at the option of the Corporation (as defined herein), be purchased by the Plan Agent (as defined herein) from the treasury of the Corporation or in the open market on the New York Stock Exchange, or a combination of both and, in each case, in the manner specified herein.

2	Definitions

Unless the context otherwise requires, capitalized terms used in this Plan have the following definitions:

“Average Market Price” has, as the context dictates, the meaning set out in Section 5.6 or 5.7;

“Beneficial Owner” means a beneficial owner of Common Shares that are registered in the name of CDS, DTC or a broker, investment dealer, financial institution or other nominee;

“Board” means the Board of Directors of the Corporation, as it may be constituted from time to time;

“Business Day” means any day on which the Plan Agent’s offices are generally open for the transaction of commercial business, but does not in any event include a Saturday, Sunday, or any day on which major banks are closed for business in Toronto, Ontario, or a day on which the New York Stock Exchange is not open for trading;

“CDS” refers to CDS Clearing and Depository Services Inc., which acts as a nominee for certain CDS Participants;

“CDS Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the CDS depository service;

“Common Shares” means the common shares in the capital of the Corporation;

“Corporation” means AuRico Gold Inc.;

“Dividend Payment Date” means a date on which cash dividends are paid on Common Shares;

“Dividend Record Date means a record date for the payment of cash dividends on Common Shares;

“DRS Advice” means Direct Registration System Advice, a record of the security transaction affecting a securityholder's account on the books of an issuer as part of the Direct Registration System;

“DTC” means The Depository Trust Company (or its nominee), which acts as nominee for certain DTC Participants;

“DTC Participants” refers to brokers, investment dealers, financial institutions or other nominees in their capacity as participants in the DTC depository service;

“Enrollment Form” has the meaning set out in Section 3.2;

“Market Purchase” has the meaning set out in Section 5.5;

“Market Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Market Purchase;

“Nominees” refers to brokers, investment dealers, financial institutions or other nominees (other than CDS or DTC) who hold Common Shares registered in their own names on behalf of Beneficial Owners and who are acting on behalf of such Beneficial Owners hereunder;

“Participants” means Registered Shareholders who, on the applicable Dividend Record Date, have their Common Shares enrolled in the Plan; provided, however, that CDS, DTC and Nominees, as the case may be, shall be Participants only to the extent that CDS, DTC or the Nominees, respectively, have enrolled in the Plan on behalf of Beneficial Owners;

“Plan” means this AuRico Gold Inc. Dividend Reinvestment Plan, as it may be amended or supplemented from time to time;

“Plan Agent” means Computershare Trust Company of Canada, or such other agent as may be appointed by the Corporation from time to time to administer the Plan;

“Plan Shares” has the meaning set out in Section 5.1;

“Registered Shareholder” means a registered owner of Common Shares that is shown as the holder of such Common Shares on the books or records of the Corporation;

“Shareholder” means a holder of Common Shares;

“Trading Day” means a day on which not less than 100 Common Shares were traded on the New York Stock Exchange, as applicable;

“Treasury Purchase” has the meaning set out in Section 5.5;

“Treasury Purchase Shares” means Plan Shares acquired by the Plan Agent pursuant to a Treasury Purchase; and

“U.S. Securities Act” means the U.S. Securities Act of 1933, as amended.

3	Participation in the Plan

3.1	Eligibility

Subject to the provisions of this Part 3, all Registered Shareholders and Beneficial Owners of Common Shares who are resident in Canada or in the United States can participate in the Plan. The distribution of Common Shares under the Plan is registered under the United States Securities Act of 1933, as amended, and Common Shares are offered for sale in both Canada and the United States. Shareholders that are resident in jurisdictions other than Canada or the United States can also participate in the Plan, subject to any restrictions of laws in such Shareholder’s jurisdiction of residence and provided such laws do not subject the Corporation or the Plan to any additional legal, regulatory, filing or registration requirements.

3.2	Enrollment – Registered Shareholders

Registered Shareholders (other than CDS or DTC) may enroll all (but not less than all) of their Common Shares in the Plan by duly completing the Reinvestment Enrollment Participant Declaration form (the “Enrollment Form”) online through the Plan Agent's self-service web portal at www.investorcentre.com/auricogold, or by downloading and duly completing the Enrollment Form and delivering it to the Plan Agent by mail in the manner provided for in Section 10. Registered Shareholders may also obtain an Enrollment Form by contacting the Plan Agent in any of the manners specified in Section 10 or by following the instructions provided on the Corporation’s website at www.auricogold.com/DRIP. Each of CDS and DTC will provide separate instructions to the Plan Agent regarding the extent of its participation in the Plan on behalf of Beneficial Owners.

The Enrollment Form or instructions from CDS or DTC, as applicable, will direct (or be deemed to direct, as applicable) the Corporation to forward to the Plan Agent all cash dividends in respect of Common Shares registered in the name of the Participant that are enrolled in the Plan and will direct (or be deemed to direct, as applicable) the Plan Agent to reinvest such cash dividends, together with cash dividends in respect of Common Shares held by the Plan Agent for the Participant’s account under the Plan, in Plan Shares in accordance with the Plan.

An Enrollment Form must be received by the Plan Agent no later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date in order to take effect on the Dividend Payment Date to which such Dividend Record Date relates. If an Enrollment Form is received by the Plan Agent from a Registered Shareholder after that time, the enrollment will not take effect on such Dividend Payment Date and will only take effect on the next following and subsequent Dividend Payment Dates. Instructions from CDS or DTC must be received by the Plan Agent in accordance with the customary practices of CDS and DTC and as agreed to by the Plan Agent and the Corporation.

3.3	Enrollment – Beneficial Owners of Common Shares

Beneficial Owners of Common Shares registered in the name of CDS, DTC or a Nominee may not directly enroll in the Plan in respect of those Common Shares, but must instead, at their own cost, either (i) transfer the Common Shares into their own name and then enroll such Common Shares in the Plan directly, in the manner provided in section 3.2 or (ii) make appropriate arrangements with the Nominee who holds their Common Shares to enroll in the Plan on their behalf.

Where a Beneficial Owner wishes to enroll in the Plan through a CDS Participant or a DTC Participant in respect of Common Shares registered through CDS or DTC, respectively, appropriate instructions must be received by CDS or DTC, as applicable, from the CDS Participant or DTC Participant not later than such deadline as may be established by CDS or DTC from time to time, in order for the instructions to take effect on the Dividend Payment Date to which that Dividend Record Date relates.

CDS Participants and DTC Participants holding Common Shares on behalf of Beneficial Owners registered through CDS or DTC must arrange for CDS or DTC, as applicable, to enroll such Common Shares in the Plan on behalf of such Beneficial Owners in respect of each Dividend Payment Date.

Beneficial Owners should contact the Nominee who holds their Common Shares to provide instructions regarding their participation in the Plan and to inquire about any applicable deadlines that the Nominee may impose or be subject to.

3.4	Continued Enrollment

Common Shares enrolled by a Participant (other than CDS or DTC) in the Plan will remain enrolled in and will automatically continue to be enrolled in the Plan until such time as the Plan is terminated by the Corporation or until the Participant’s enrollment is terminated by or on behalf of the Participant or by the Corporation. The Plan Shares acquired under the Plan for the account of the Participant will automatically be enrolled in the Plan.

CDS or DTC, as applicable, will provide instructions to the Plan Agent regarding the extent of its participation in the Plan, on behalf of Beneficial Owners, in respect of every Dividend Payment Date on which cash dividends otherwise payable to CDS or DTC, as applicable, as Shareholder of record, are to be reinvested under the Plan.

All Common Shares purchased by a Participant outside of the Plan and registered in exactly the same manner as Common Shares enrolled in the Plan will all be automatically enrolled in the Plan. Common Shares purchased by a Participant outside of the Plan that are not registered in exactly the same name or manner as Common Shares enrolled in the Plan will not be automatically enrolled in the Plan. Participants are advised to contact the Plan Agent in the event that the Participant wishes to enroll such additional Common Shares in the Plan.

3.5	Restrictions

Subject to applicable law and regulatory policy, the Corporation reserves the right to determine, from time to time, a minimum number of Common Shares that a Participant must hold in order to be eligible to participate in, or continue to participate in, the Plan. Without limitation, the Corporation further reserves the right to refuse participation in the Plan to, or terminate the participation of, any person who, in the sole opinion of the Corporation, is participating in the Plan primarily with a view to arbitrage trading, whose participation in the Plan is part of a scheme to avoid applicable legal requirements or engage in unlawful behaviour or who has been artificially accumulating securities of the Corporation for the purpose of taking undue advantage of the Plan to the detriment of the Corporation. The Corporation may also deny the right to participate in the Plan to any person or terminate the participation of any Participant in the Plan if the Corporation deems it advisable under any laws or regulations.

3.6	Fees

Participants will not be responsible for any brokerage commissions, administration costs or other service charges in connection with the purchase by the Plan Agent of Plan Shares on behalf of the Participants. All such costs will be paid by the Corporation.

Plan Shares purchased on behalf of a Participant are either purchased directly from the treasury of the Corporation, in which case there are no brokerage commissions, or purchased in the open market on the New York Stock Exchange, in which case all brokerage commissions are paid by the Corporation.

Beneficial Owners who wish to participate in the Plan through the Nominee who holds their Common Shares should consult that Nominee to confirm what fees the Nominee may charge to enroll such Beneficial Owners’ Common Shares in the Plan on their behalf or whether the Nominee’s policies might result in any costs otherwise becoming payable by such Beneficial Owners.

Participants who elect to use the Plan Agent’s services pursuant to Section 6.2 will incur fees rendered by the Plan Agent. Such fees shall be arranged directly between the Plan Agent and Participant.

4	The Plan Agent

4.1	Administration of the Plan

The Plan Agent has been appointed to administer the Plan on behalf of the Corporation and the Participants pursuant to an agreement between the Corporation and the Plan Agent. If the Plan Agent ceases to act as Plan Agent for any reason, another qualified entity will be designated by the Corporation to act as Plan Agent and Participants will be notified of the change.

All funds received by the Plan Agent under the Plan (which consist of cash dividends received from the Corporation) will be applied to the purchase of Plan Shares. In no event will interest be paid to Participants on any funds held for reinvestment under the Plan.

Notwithstanding the foregoing, all issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. See Section 9.5.

4.2	Dealing in Corporation Securities

The Plan Agent or its affiliates may, from time to time, for their own account or on behalf of accounts managed by them, deal in securities of the Corporation and will not be liable to account to the Corporation or to Participants in respect of such dealings.

The Plan Agent will not exercise any direct or indirect control over the price paid for Plan Shares purchased under the Plan.

4.3	Adherence to Regulation

The Plan Agent is required to comply with applicable laws, orders or regulations of any governmental authority which impose on the Plan Agent a duty to take or refrain from taking certain action under the Plan and to permit any properly authorized person to have access to and to examine and make copies of any records relating to the Plan.

4.4	Resignation of Plan Agent

The Plan Agent may resign as Plan Agent under the Plan in accordance with the agreement between the Corporation and the Plan Agent, in which case the Corporation will appoint another agent as the Plan Agent.

5	Purchase of Common Shares Under the Plan

5.1	Aggregation of Dividends

On each Dividend Payment Date, the Corporation will pay all cash dividends payable on Common Shares enrolled in the Plan to the Plan Agent. Those cash dividends, after deduction of any applicable withholding tax, will be aggregated and used by the Plan Agent to purchase Common Shares (including fractional Common Shares, calculated to three decimal places) (the “Plan Shares”) by way of a Treasury Purchase or a Market Purchase (each, as defined herein), or a combination of both, in each case in the manner specified below, on behalf of Participants. Other than determining whether such purchase shall be by way of a Treasury Purchase or a Market Purchase, as described in Section 5.5, and any applicable discount to the Average Market Price, as described in Section 5.7, the Corporation shall not exercise any subsequent influence over how, when or whether the Plan Agent shall effect such purchases.

5.2	Fractional Shares

Full reinvestment is possible under the Plan as the Plan Agent will credit to the account of each Participant, on each reinvestment made under the Plan, whole and fractional Plan Shares, as applicable, calculated to three decimal places. The crediting of fractional Plan Shares in favour of Beneficial Owners who participate in the Plan through a Nominee, DTC or CDS, will depend on the policies of that Nominee, DTC or CDS, respectively.

In certain events described in the Plan, a Participant or its legal representative will be entitled to receive a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account. Upon such payment being sent to the Participant or its legal representative, the Participant’s fractional Plan Shares will be deemed to be cancelled.

5.3	Purchase Date

With respect to a Market Purchase, the Plan Agent will acquire the applicable aggregate number of Market Purchase Shares, in the manner provided for herein, on the applicable Dividend Payment Date or such other date or dates as soon as practicable within three (3) Trading Days immediately after the Dividend Payment Date unless otherwise directed by the Corporation.

With respect to a Treasury Purchase, the Plan Agent will purchase Treasury Purchase Shares from the Corporation’s treasury on the applicable Dividend Payment Date.

5.4	Crediting of Accounts

On the date of each Treasury Purchase and/or Market Purchase, the Plan Shares acquired by the Plan Agent on such date will be credited to the accounts of the Participants (or, in the case of CDS and DTC, credited by the Plan Agent to CDS and DTC, respectively, which will each in turn credit the accounts of the applicable CDS Participants or DTC Participants, respectively). The number of Treasury Purchase Shares or Market Purchase Shares or combination thereof comprising the Plan Shares acquired by the Plan Agent on each date of acquisition, credited to each Participant’s account on each such date, shall be determined, in each case, on a pro rata basis according to the relative entitlement of each Participant to Plan Shares pursuant to the Plan.

5.5	Source of Plan Shares

The Plan Shares acquired by the Plan Agent under the Plan will, at the sole option of the Corporation, either be Common Shares issued from the treasury of the Corporation (which may be issued with or without a discount to the Average Market Price, as described in Section 5.7) (a “Treasury Purchase”) or be Common Shares acquired on the open market through the facilities of the New York Stock Exchange as further provided herein (in each instance, a “Market Purchase”), or a combination of both Treasury Purchases and Market Purchases.

5.6	Price of Market Purchase Shares

The price of Market Purchase Shares, which shall be purchased on the New York Stock Exchange in the manner provided for in this Plan, will be 100 percent of the average purchase price in U.S. dollars of all Common Shares purchased by the Plan Agent pursuant to Market Purchases on behalf of the Participants in respect of such Dividend Payment Date (in respect of the Market Purchase Shares, the “Average Market Price”).

Neither the Corporation nor the Plan Agent will exercise any direct or indirect control over the price paid for Market Purchase Shares acquired under the Plan.

5.7	Price of Treasury Purchase Shares

Subject to the following paragraphs of this Section 5.7, the price allocated to each Plan Share, or fraction thereof, acquired by the Plan Agent through a Treasury Purchase will be 100 percent of the volume weighted average price (in U.S. dollars) of the Common Shares traded on the New York Stock Exchange during the last five Trading Days preceding the relevant Dividend Payment Date (in respect of Treasury Purchase Shares, the “Average Market Price”).

The Board may, in its sole discretion, at any time, determine that Treasury Purchase Shares issuable in respect of such dividend payment are to be issued at a discount to the Average Market Price (such discount not to exceed five (5) percent). Participants will be notified by way of news release as to any such discount to the Average Market Price and until so notified, the Treasury Purchase Shares will not be issued at a discount to the Average Market Price.

In the event that the Board determines Treasury Purchase Shares are to be issued at a discount to the Average Market Price, such discount will apply in respect of Treasury Purchase Shares, if any, until such time as the Board, in its sole discretion, determines to further change or eliminate the discount then applicable in respect of Treasury Purchase Shares. Participants will be notified of any further change by way of news release.

6	Withdrawal and Disposition of Plan Shares

6.1	Withdrawal of Plan Shares

Participants may withdraw some or all of their whole Plan Shares without terminating from the Plan by duly completing the withdrawal portion of the voucher located on the reverse of the Participant’s periodic statement of account and sending the completed voucher to the Plan Agent or by following the instructions online through the Plan Agent’s self-service web portal, Investor Centre, at www.investorcentre.com/auricogold. The Plan Agent will confirm such withdrawal in the next statement of account mailed to the Participant pursuant to Section 8.2 following receipt of such request. On the withdrawal becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate or DRS Advice representing the specified number of whole Plan Shares held for the Participant’s account under the Plan which have been withdrawn. Dividends paid on remaining Plan Shares will continue to be invested in the Plan.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to withdraw their Common Shares from participation in the Plan.

6.2	Disposition of Plan Shares

Participants who wish to sell, pledge, hypothecate, assign, or otherwise dispose of or transfer all or any portion of their Plan Shares must withdraw such shares from the Plan in the manner specified in Section 6.1 prior to such sale, pledge, hypothecation, assignment, disposal or transfer.

Participants may request to sell all or some of their Plan Shares by completing the withdrawal or termination portion of the voucher located on the reverse of the Participant’s periodic statement of account, and by sending such completed voucher to the Plan Agent. Alternatively, Participants may follow the instructions at the Plan Agent’s web portal at www.investorcentre.com/auricogold. Upon receipt of such a request, the Plan Agent will as soon as practicable arrange for the sale of such Common Shares through a registered broker-dealer selected by the Plan Agent from time to time, provided that written request for a termination sale of Plan Shares received later than 4:00 p.m. (Toronto time) on the fifth (5th) Business Day prior to a Dividend Record Date will not be processed until after the related Dividend Payment Date. Any requests for sale of whole Plan Shares without terminating participation in the Plan (i.e., withdrawals) will be processed as soon as practicable. The Participant will be charged brokerage commissions and transfer taxes, if any, which will be deducted from the cash proceeds of the sale to be paid to the Participant. Commissions charged on such sales will be charged at the rates charged from time to time by the registered broker-dealer. Plan Shares that are sold may be commingled with Plan Shares of other Participants to be sold on the open market and the sale price of such shares will be the average sale price of all Plan Shares commingled and sold on the same day. The Plan Agent can only sell shares acquired under the Plan.

Beneficial holders of Common Shares who participate in the Plan must contact their Nominee who holds their Common Shares in order to determine the procedures for the sale of their Plan Shares.

6.3	Plan Shares Remaining in Plan

If a Participant withdraws less than all of their Plan Shares, the participation of the Participant in the Plan will continue.

6.4	Resale Restrictions on Plan Shares

General

The following is a description of the potential resale restrictions which may be applicable to Plan Shares held by residents of Canada and the United States in the event that such Plan Shares are withdrawn from the Plan in accordance with Section 6.1 or pursuant to any of the events described in Section 7. Certain conditions need to be satisfied prior to a trade in the Plan Shares.

The following description is not exhaustive and neither the Corporation nor the Plan Agent is responsible for providing advice on the resale restrictions applicable to a Participant in its jurisdiction of residence in respect of the Plan Shares. Participants are urged to consult a legal advisor in their jurisdiction of residence for a description of the resale restrictions applicable to Plan Shares held by the Participants.

Canada

Generally, in Canada, a trade in the Plan Shares (after issuance) will be exempt from the prospectus requirements of Canadian securities legislation if:

(a)	the Corporation is and has been a "reporting issuer" in any jurisdiction of Canada for the four months immediately preceding the trade;

(b)	the trade is not a "control distribution" as defined in the applicable Canadian securities legislation;

(c)	no unusual effort is made to prepare the market or to create a demand for the security that is the subject of the trade;

(d)	no extraordinary commission or other consideration is paid to a person or company in respect of such trade; and

(e)	if the selling securityholder is an insider or officer of the Corporation, the selling securityholder has no reasonable grounds to believe that the Corporation is in default of securities legislation.

If such conditions have not been met, then the Plan Shares may not be sold or traded except pursuant to a prospectus or prospectus exemption available under applicable Canadian securities legislation, which is only available in limited circumstances. In addition, Plan Shares acquired by "control persons" (as defined under applicable Canadian securities legislation) will be subject to the resale restrictions applicable to all Common Shares held by such person.

United States

Plan Shares acquired by the Corporation’s “affiliates” (as that term is defined under the U.S. Securities Act), may only be resold in the United States pursuant to Rule 144 under the U.S. Securities Act, unless another exemption from the registration requirements under the U.S. Securities Act is available. The registration requirements of the U.S. Securities Act do not restrict resales of Plan Shares by persons who are not “affiliates” of the Corporation, unless such persons could be deemed “underwriters” or “dealers” for purposes of the U.S. Securities Act.

7	Termination of Enrollment

7.1	Termination by Participant

Participants may terminate their participation in the Plan at any time by duly completing and signing the termination portion of the voucher located on the reverse of the Participant statement of account and sending such completed voucher to the Plan Agent by 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding the Dividend Record Date or by following the instructions at the Plan Agent’s Investor Centre web portal, at www.investorcentre.com/auricogold. On the termination becoming effective, the Plan Agent will, in accordance with Section 8.1, send to the Participant a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the New York Stock Exchange on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the New York Stock Exchange.

If a notice of termination is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.2	Death of a Participant

Participation in the Plan will be terminated automatically following receipt by the Plan Agent of appropriate evidence of the death of a Participant from such Participant’s duly appointed legal representative and written instructions to terminate such Participant’s participation in the Plan. Proof of the legal representative’s authority to act must accompany the evidence of death. On the termination becoming effective, the Participant’s account will be closed and the Plan Agent will, in accordance with Section 8.1, issue a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan together with a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the New York Stock Exchange on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the New York Stock Exchange. The certificate or DRS Advice and cheque will be issued in the name of the deceased Participant.

Requests for issuance of a share certificate or DRS Advice and/or a cash payment for a fractional Plan Share in the name of an estate must be accompanied by such appropriate documentation as may be requested by the Plan Agent and the Corporation.

If a notice of a Participant’s death is not received by the Plan Agent before 4:00 p.m. (Toronto time) on the fifth (5th) Business Day immediately preceding a Dividend Record Date, the Participant’s account will not be closed, and the Participant’s enrollment in the Plan will not be terminated, until after the Dividend Payment Date to which that Dividend Record Date relates.

7.3	Termination by the Corporation

On a Participant’s participation in the Plan being terminated by the Corporation in the circumstances described under Section 3.5, the Plan Agent will send to the Participant a certificate or DRS Advice representing all whole Plan Shares held for the Participant’s account under the Plan and a cheque in payment of the value (less any applicable withholding tax) of any fractional Plan Shares remaining in the Participant’s account, which will be paid (i) based on the closing price of Common Shares on the New York Stock Exchange on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the New York Stock Exchange.

8	Administration

8.1	Registration of Plan Shares and Issuance of Certificates or DRS Advices

All Plan Shares purchased under the Plan for Participants other than CDS or DTC will be registered in the name of the Plan Agent or its nominee. This service protects against loss, theft or destruction of share certificates. The number of Plan Shares held by each such Participant under the Plan (less the Plan Shares which have previously been withdrawn from the Plan) will be shown on each statement of account provided under Section 8.2.

Certificates or DRS Advices for Plan Shares will only be issued to eligible Participants if the Plan is terminated by the Corporation, participation in the Plan is terminated by a Participant or by the Corporation, a Participant withdraws all or any portion of its Plan Shares from its account, or upon the death of the Participant. Certificates or DRS Advices will only be issued in the name of the applicable eligible Participant, or, in certain circumstances, Plan Shares may, where allowed for or permitted by applicable law and subject to the eligibility and participation by the Corporation, from time to time, in any applicable direct registration system, be electronically issued without a certificate as soon as practicable following the relevant event. No person shall be entitled to receive a certificate or DRS Advice, by way of electronic issuance or otherwise, for any fraction of a Plan Share.

8.2	Statements of Account

An account will be maintained by the Plan Agent for each Participant with respect to purchases of Plan Shares under the Plan for the account of such Participant. An unaudited statement regarding purchases under the Plan will be mailed on a quarterly basis to each Participant setting out, among other things, the number of Plan Shares purchased through the Plan, the applicable purchase price per Plan Share and the amount of any applicable withholding tax. These statements are a Participant’s continuing record of purchases of Plan Shares made on behalf of such Participant pursuant to the Plan and should be retained for income tax purposes.

Participants are responsible for calculating and monitoring their own adjusted cost base in Common Shares for Canadian federal income tax purposes, and for calculating and monitoring their own adjusted tax basis in Common Shares for U.S. federal income tax purposes, as certain averaging and other rules may apply and such calculations may depend on the cost of other Common Shares held by a Participant and certain other factors.

Beneficial Owners who are enrolled in the Plan through a Nominee may or may not be provided with such reports or forms from their Nominee.

8.3	No Liability of the Corporation and Plan Agent

Neither the Corporation nor the Plan Agent will be liable:

(a)	for any act or omission to act, or will have any duties, responsibilities or liabilities except as expressly set forth in the Plan or required by law;

(b)	for any contravention by any Participant of applicable securities laws with respect to its participation in the Plan or the acquisition or disposition of Plan Shares;

(c)	in respect of the prices at which Plan Shares are purchased on behalf of Participants under this Plan or the timing of purchases made under the Plan;

(d)	in respect of any decision to amend, suspend, terminate or replace the Plan in accordance with the terms hereof;

(e)	in respect of the involuntary termination of a Participant’s enrollment in the Plan in the circumstances described herein;

(f)	in respect of any failure to terminate an individual Participant’s enrollment in the Plan upon such Participant’s death before receipt of actual notice of death; or

(g)	in respect of income taxes or other liabilities payable by any Participant or Beneficial Owner in connection with their participation in the Plan.

Neither the Corporation nor the Plan Agent can assure a profit or protect against a loss on Plan Shares purchased under the Plan.

The Corporation and the Plan Agent shall have the right to reject any request regarding enrollment, withdrawal or termination from the Plan if such request is not received in proper form. Any such request will be deemed to be invalid until any irregularities have been resolved to the satisfaction of the Corporation and/or the Plan Agent. The Corporation and the Plan Agent are under no obligation to notify any Shareholder of an invalid request.

9	Miscellaneous

9.1	Voting of Plan Shares

Whole Plan Shares held under the Plan by the Plan Agent for a Participant’s account on the record date for a vote of Shareholders will be voted in accordance with the instructions of the Participant, or its duly appointed proxy, given on a form to be furnished to the Participant. Plan Shares for which voting instructions are not received will not be voted. No voting rights will attach to any fractional Plan Shares held for a Participant’s account under the Plan.

9.2	Subdivisions, Consolidations, Rights Offerings or Stock Dividends

In the event of a subdivision, consolidation or similar pro rata change in the number of outstanding Common Shares into a greater or lesser number of Common Shares, the Plan Agent will proportionately credit or debit the account of each Participant maintained under the Plan according to the number of whole Common Shares held for the account of that Participant prior to the effective time of the subdivision, consolidation or similar change.

If the Corporation makes available to Shareholders any rights to subscribe for additional Common Shares or other securities, rights certificates will be forwarded to a Participant in the Plan in proportion to the number of whole Common Shares owned, including Plan Shares being held for the Participant by the Plan Agent. Such rights will not be made available for any fraction of a Common Share held for a Participant.

Any stock dividend paid by the Corporation or other entitlements (other than cash) to securities that a Participant may be eligible to receive as a direct consequence of being a Shareholder at the relevant time as determined by the Corporation, if any, will be credited to a Participant's account or, if not Common Shares, issued in certificate or DRS Advice form to the Participant, in each case based on whole Plan Shares being held for a Participant by the Plan Agent. The date of acquisition of such Common Shares or such other security will be the dividend payment date on which the stock dividend is paid or the applicable date of the issuance of securities, respectively, and any Common Shares, if any, so issued by the Corporation will be entitled to future dividend reinvestment in the same manner as other Plan Shares held in the Participant's account. Such stock dividend or other entitlement will not be made available for any fraction of a Common Share held for a Participant.

9.3	Amendment or Termination of the Plan

The Corporation reserves the right to amend or terminate the Plan at any time, but such action shall have no retroactive effect that would prejudice the interests of Participants. In the event that the Corporation amends the Plan, no written notice of any such amendment will be sent to Participants unless the interests of Participants are, in the opinion of the Corporation, materially prejudiced as a result of such amendment. Generally, no notice will be given to Participants regarding any amendments to the Plan intended to cure, correct or rectify any ambiguities, defective or inconsistent provisions, errors, mistakes or omissions. Where required, amendments to the Plan will be subject to the prior regulatory approvals, including those of stock exchanges.

In the event that the Corporation terminates the Plan, all Participants will be sent written notice of such termination and the Plan Agent will send to each Participant a certificate or DRS Advice for whole Plan Shares held for the Participant’s accounts under the Plan and a cheque for the value (less any applicable withholding tax) of any remaining fractional Plan Shares in such Participant’s account, which will be paid (i) based on the closing price of Common Shares on the New York Stock Exchange on the Trading Day immediately prior to the date of the cheque, or (ii) using the price obtained at the time of sale of Common Shares (including such fractional interest) which sale will occur on a comingled basis on the New York Stock Exchange. In the event that the Corporation terminates the Plan, no investment will be made by the Plan Agent on the Dividend Payment Date immediately following the effective date of such termination, and any cash dividends paid after the effective date of such termination that would, but for the termination, be reinvested under the Plan, will be remitted to Participants in the ordinary manner.

9.4	Assignment

A Participant may not assign the Participant’s right to participate in the Plan.

9.5	Rules

The Corporation may make rules and regulations to facilitate the administration of this Plan and reserves the right to regulate and interpret the Plan text as the Corporation deems necessary or desirable. Any issues of interpretation arising in connection with the Plan or its application shall be conclusively determined by the Corporation. The Corporation may also adopt rules and regulations concerning the establishment of Internet-based or other electronic mechanisms with respect to the enrollment in this Plan, the communication of information concerning this Plan to the Participants and any other aspects of this Plan.

9.6	Governing Law and Language

This Plan will be governed by and construed in accordance with the laws of the province of Ontario and the federal laws of Canada applicable therein.

Each Shareholder agrees that this Plan and all related documents shall be in the English language only. Chaque actionnaire convient que le présent Régime et tous les documents qui s'y rapportent soient rédigés en anglais seulement.

10	Notices and Correspondence

All notices or other documents required to be given to Participants under the Plan, including certificates or DRS Advices for Common Shares and cheques, shall be mailed to Participants who are Registered Shareholders at their addresses as shown in the register of Shareholders maintained by the registrar and transfer agent of the Corporation.

Notices or inquiries to the Plan Agent shall be sent, in the manner directed by the Plan or otherwise, as applicable, to:

By Telephone:	1-800-564-6253 (Toll Free – Canada and United States) or

1-514-982-7555 (Outside North America)

By Mail:	Computershare Trust Company of Canada
100 University Avenue, 8th Floor, North Tower
Toronto, Ontario M5J 2Y1
Attention: Dividend Reinvestment Department

Website:	www.investorcentre.com/service

Notices to the Corporation shall be sent to:

By Mail:	AuRico Gold Inc.
110 Yonge Street, Suite 1601
Toronto, Ontario M5C 1T4
Attention: Manager, Corporate Affairs

By Telephone:	1-647-260-8880

By Facsimile:	1-647-260-8881

11	Effective Date

The effective date of this Plan is June 10, 2013.

CERTAIN CANADIAN INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

The following is a general summary of the principal Canadian federal income tax considerations generally applicable to a Beneficial Owner of Common Shares (i) who is a Participant, or (ii) who is not a Registered Shareholder but who has instructed the CDS, DTC, or a Nominee, as the case may be, to be a Participant on behalf of such Beneficial Owner (a “Plan Participant”). This summary is of a general nature only, is not exhaustive of all possible Canadian tax considerations and is not intended to be legal or tax advice to any particular Plan Participant. As a Plan Participant, it is your responsibility to consult your own tax advisor on the tax consequences of participating in the Plan, including those tax considerations applicable in your country of residence.

This summary is based on the provisions of the Income Tax Act (Canada) (the “Act”) and the regulations thereunder, all specific proposals to amend the Act or the regulations publicly announced by the Minister of Finance (Canada), and the published administrative policies and practices of the Canada Revenue Agency (the “CRA”), all as of June 7, 2013. This summary does not otherwise take into account or anticipate any changes in law or administrative practice, nor does it take into account provincial or territorial laws of Canada or the tax laws of any other country.

This summary assumes that all Common Shares held by a Plan Participant, including Common Shares acquired under the Plan, are held by the Plan Participant as capital property. Generally, the Common Shares will be considered to be capital property of a Plan Participant unless the Plan Participant holds the shares in the course of carrying on a business of trading or dealing in securities or otherwise as part of a business of buying and selling securities or the Plan Participant acquired the shares in one or more transactions considered to be part of an adventure or concern in the nature of trade. Certain Plan Participants who might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to make the irrevocable election under subsection 39(4) of the Act to treat all of their “Canadian securities” (as defined in the Act) as capital property.

This summary does not address the Canadian federal income tax considerations applicable to a Plan Participant that is subject to special rules, such as: (i) a “specified financial institution” (as defined in the Act); (ii) a Plan Participant an interest in which is a “tax shelter investment” (as defined in the Act); (iii) for the purposes of certain rules applicable to securities held by financial institutions (referred to as the “mark-to-market” rules), a “financial institution” (as defined in the Act); (iv) a Plan Participant that has made a “functional currency” election under the Act to determine its Canadian tax results in a currency other than Canadian currency; or (v) a Plan Participant that has entered or will enter into a “derivative forward agreement” (as that term is defined in a proposed amendment to the Act contained in a Notice of Ways and Means motion that accompanied the Federal budget tabled by the Minister of Finance (Canada) on March 21, 2013) with respect to the Common Shares.

Canadian Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are or are deemed to be residents of Canada (each, a “Canadian Participant”).

Dividends

The reinvestment of cash dividends pursuant to the Plan does not relieve a Canadian Participant of any liability for income taxes that may otherwise be payable on such amounts. A Canadian Participant will be treated, for tax purposes, as having received, on each Dividend Payment Date, a taxable dividend equal to the full amount of the cash dividend payable on such date.

For example, in the case of a Canadian Participant who is an individual, dividends will be subject to the gross-up and tax credit rules contained in the Act, and, in the case of a Canadian Participant that is a “private corporation” or a “subject corporation” (both as defined in the Act), a refundable tax will apply to the amount of the dividend.

Acquisition of Common Shares at a Discount

The Corporation may, in its sole discretion, permit the issuance of Treasury Purchase Shares at a discount to the Average Market Price (the “Discounted Average Market Price”). Pursuant to the administrative position of the CRA, the acquisition of a Common Share by a Canadian Participant at the Discounted Average Market Price should not result in a taxable benefit for the purposes of the Act, provided that the Discounted Average Market Price is not less than 95% of the fair market value of the Common Share.

Capital Gains

A Canadian Participant may realize a capital gain (or loss) on the sale or exchange of whole and fractional Common Shares acquired through the Plan, equal to the amount by which the proceeds of disposition exceed (or are less than) the adjusted cost base to the Canadian Participant of such Common Shares plus reasonable costs of disposition. The adjusted cost base of Common Shares owned by a Canadian Participant will be the average cost of all Common Shares held by a Canadian Participant, whether acquired through reinvesting dividends or otherwise acquired outside the Plan. The cost of a Common Share credited to a Canadian Participant’s account pursuant to the Plan will be equal to the Average Market Price (or Discounted Average Market Price, if applicable) of such Common Share, calculated in the manner described in Sections 5.6 and 5.7, as applicable.

One-half of any capital gain (a “taxable capital gain”) realized by a Canadian Participant on a disposition of Common Shares must be included in the Canadian Participant’s income for the year of disposition. One-half of any capital loss (an “allowable capital loss”) generally must be deducted by the holder against taxable capital gains for the year of disposition. Any allowable capital losses in excess of taxable capital gains for the year of disposition generally may be carried back up to three taxation years or carried forward indefinitely and deducted against taxable capital gains in such other years to the extent and under the circumstances described in the Act. A Canadian Participant that is throughout the relevant taxation year a “Canadian- controlled private corporation” (as defined in the Act) may be liable to pay an additional refundable tax of 6 2/3% on its “aggregate investment income” (as defined in the Act) for the year which will include an amount in respect of taxable capital gains. If the Canadian Participant is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of such Common Shares may be reduced by the amount of dividends received or deemed to have been received by it on such shares to the extent and under circumstances prescribed by the Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares. Canadian Participants to whom these rules may be relevant should consult their own tax advisors.

Termination of Participation

When a Canadian Participant’s participation in the Plan is terminated by the Canadian Participant or the Corporation or when the Plan is terminated by the Corporation, the Canadian Participant will receive a cash payment equal to the value of any fractional Common Share interest remaining in the Canadian Participant’s account. A deemed dividend may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share and a capital gain (or loss) may also be realized in certain circumstances. A deemed dividend is treated in the manner described above under the heading “Canadian Participants – Dividends”.

Alternative Minimum Tax

For the purpose of calculating the alternative minimum tax liability of a Canadian Participant who is an individual, the actual amount of dividends received (exclusive of the gross-up) and 80% of capital gains are included in the “adjusted taxable income” (as defined in the Act) of that Canadian Participant.

Non-Resident Participants

This portion of this summary applies to Plan Participants who, at all relevant times and for the purposes of the Act, are not and are not deemed to be residents of Canada (each, a “Non-Resident Participant”).

Dividends

Any dividends paid or credited to the Plan Agent in respect of a Non-Resident Participant’s Common Shares will be subject to a non-resident withholding tax. Under the Act, the rate of withholding tax on dividends is 25%. This rate may be subject to reduction under the provisions of an applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident. For example, under the provisions of the Canada-United States Income Tax Convention, 1980 (the “Canada-US Treaty”), where the Non-Resident Participant is a US resident, is fully entitled to the benefits of the Canada-US Treaty, and does not maintain a “permanent establishment” or “fixed base” in Canada (each within the meaning of the Canada-US Treaty) to which Common Shares are attributable, the rate of Canadian withholding tax will generally not exceed 15% of the gross dividend amount.

Dividends paid on the Common Shares to a Non-Resident Participant will generally be reduced by Canadian withholding tax before reinvestment.

Non-Resident Participants may be liable for additional tax on dividends paid on Common Shares held in their Plan account in their respective countries of residence.

Capital Gains

A Non-Resident Participant is not subject to Canadian income tax under the Act for any capital gain realized on the sale or deemed disposition of Common Shares unless such shares are “taxable Canadian property” (as defined in the Act). So long as the Common Shares are listed on a designated stock exchange (which currently includes the Toronto Stock Exchange and the New York Stock Exchange) at the time of disposition, Common Shares acquired through the Plan generally will not be taxable Canadian property of a Non-Resident Participant unless:

(a)

at any time during the 60-month period immediately preceding the disposition, 25% or more of the issued shares of any class of the Corporation’s capital stock belonged to the Non-Resident Participant and/or persons with whom the Non-Resident Participant did not deal at arm’s length and more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties, timber resource properties and options in respect of, or interests in, or for civil law rights in, any such properties;

(b)	the Common Shares are used by the Non-Resident Participant in carrying on business in Canada; or

(c)	the Common Shares are otherwise deemed by a provision of the Act to be taxable Canadian property of the Non-Resident Participant.

Where Common Shares represent taxable Canadian property of the Non-Resident Participant, any capital gain realized on a disposition or deemed disposition of the Common Shares will be subject to taxation in Canada, except as otherwise provided in any applicable income tax treaty or convention between Canada and the country in which the Non-Resident Participant is resident.

Termination of Participation

When a Non-Resident Participant’s participation in the Plan is terminated by the Non-Resident Participant or the Corporation or when the Plan is terminated by the Corporation, the Non-Resident Participant will receive a cash payment of the value of any fractional Common Share interest remaining in the NonResident Participant’s account. A deemed dividend, subject to Canadian withholding tax, may arise if the cash payment for a fractional Common Share exceeds the paid-up capital in respect of such fractional Common Share. A deemed dividend is treated in the manner described above under the heading “NonResident Participants - Dividends”.